Exhibit 99.3

INDEX TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Page
Condensed Consolidated Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022 (Audited)	2
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three Months ended March 31, 2023 and 2022	3
Unaudited Condensed Consolidated Statements of Convertible Preferred Stock and Changes in Stockholders’ Deficit for the Three Months ended March 31, 2023 and 2022	4
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months ended March 31, 2023 and 2022	5
Notes to Unaudited Condensed Consolidated Interim Financial Statements	6

TIGO ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
(in thousands, except share and per share data)	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$50,606	$36,194
Restricted cash	—	1,523
Marketable securities	5,351	—
Accounts receivable, net of allowance for credit losses of $185 and $76 at March 31, 2023 and December 31, 2022, respectively	32,359	15,816
Inventory, net	36,643	24,915
Deferred issuance costs	2,690	2,221
Notes receivable	—	456
Prepaid expenses and other current assets	5,094	3,967
Total current assets	132,743	85,092
Property and equipment, net	2,548	1,652
Operating right-of-use assets	2,351	1,252
Marketable securities	4,738	—
Intangible assets, net	2,404	—
Other assets	130	82
Goodwill	11,996	—
Total assets	$156,910	$88,078
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$39,658	$23,286
Accrued expenses and other current liabilities	6,727	4,382
Deferred revenue, current portion	1,434	950
Warranty liability, current portion	438	392
Operating lease liabilities, current portion	768	578
Current maturities of long-term debt	—	10,000
Total current liabilities	49,025	39,588
Warranty liability, net of current portion	4,188	3,959
Deferred revenue, net of current portion	174	172
Long-term debt, net of current maturities and unamortized debt issuance costs	49,670	10,642
Operating lease liabilities, net of current portion	1,689	762
Preferred stock warrant liability	1,814	1,507
Other long-term liabilities	1,443	—
Total liabilities	108,003	56,630
Convertible preferred stock, $0.0001 par value:
Convertible preferred stock: 203,504,244 shares authorized; 199,145,285 shares issued and outstanding at March 31, 2023 and December 31, 2022 (liquidation value of $131.2 million at March 31, 2023), respectively	87,140	87,140
Commitments and Contingencies (Note 7)
Stockholders’ deficit:
Common stock, $0.0001 par value: 260,000,000 shares authorized; 29,643,434 and 23,442,353 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	3	2
Additional paid-in capital	17,055	6,521
Accumulated deficit	(55,305)	(62,215)
Accumulated other comprehensive income	14	—
Total stockholders’ deficit	(38,233)	(55,692)
Total liabilities, convertible preferred stock and stockholders’ deficit	$156,910	$88,078

See accompanying notes to unaudited condensed consolidated interim financial statements.

TIGO ENERGY, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(LOSS)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2023	2022
Revenue, net	$50,058	$9,919
Cost of revenue	31,689	7,236
Gross profit	18,369	2,683
Operating expenses:
Research and development	2,214	1,436
Sales and marketing	4,772	2,069
General and administrative	3,563	750
Total operating expenses	10,549	4,255
Income (loss) from operations	7,820	(1,572)
Other expenses (income):
Change in fair value of preferred stock warrant and contingent shares liability	512	—
Loss on debt extinguishment	171	3,613
Interest expense	778	449
Other (income) expense, net	(551)	63
Total other expenses, net	910	4,125
Net income (loss)	6,910	(5,697)
Dividends on Series D and Series E convertible preferred stock	(2,152)	(790)
Net income (loss) attributable to common stockholders	$4,758	$(6,487)

Unrealized gain resulting from change in fair value of marketable securities	$14	$—

Comprehensive income (loss)	$6,924	$(5,697)

Earnings (loss) per common share
Basic	$0.02	$(0.31)
Diluted	$0.01	$(0.31)
Weighted-average common shares outstanding
Basic	27,779,209	20,624,803
Diluted	47,164,530	20,624,803

See accompanying notes to unaudited condensed consolidated interim financial statements.

TIGO ENERGY, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND CHANGES IN STOCKHOLDERS’ DEFICIT

			Stockholders’ deficit
						Notes
						receivable
	Convertible				Additional	from		Accumulated	Total
	preferred stock		Common stock		paid-in	related	Accumulated	comprehensive	stockholders’
(in thousands, except share data)	Shares	Amount	Shares	Amount	capital	parties	deficit	income	deficit
Balance at January 1, 2023	199,145,285	$87,140	23,442,353	$2	$6,521	$—	$(62,215)	$—	$(55,692)
Issuance of common stock upon exercise of stock options	—	—	602,330	—	91	—	—	—	91
Stock-based compensation expense	—	—	—	—	366	—	—	—	366
Acquisition of fSight	—	—	5,598,751	1	10,077	—	—	—	10,078
Unrealized gain resulting from change in fair value of marketable securities	—	—	—	—	—	—	—	14	14
Net income	—	—	—	—	—	—	6,910	—	6,910
Balance at March 31, 2023	199,145,285	$87,140	29,643,434	$3	$17,055	$—	$(55,305)	$14	$(38,233)

			Stockholders’ deficit
						Notes
						receivable
	Convertible				Additional	from		Accumulated	Total
	preferred stock		Common stock		paid-in	related	Accumulated	comprehensive	stockholders’
(in thousands, except share data)	Shares	Amount	Shares	Amount	capital	parties	deficit	income	deficit
Balance at January 1, 2022	165,578,120	$46,370	20,580,109	$2	$5,383	$(103)	$(55,178)	—	$(49,896)
Issuance of common stock upon exercise of stock options	—	—	114,844	—	17	—	—	—	17
Stock-based compensation expense	—	—	—	—	26	—	—	—	26
Net loss	—	—	—	—	—	—	(5,697)	—	(5,697)
Balance at March 31, 2022	165,578,120	$46,370	20,694,953	$2	$5,426	$(103)	$(60,875)	$—	$(55,550)

See accompanying notes to unaudited condensed consolidated interim financial statements.

TIGO ENERGY, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(in thousands)	2023	2022
Cash Flows from Operating activities:
Net income (loss)	$6,910	$(5,697)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	242	112
Reserve for inventory obsolescence	52	—
Change in fair value of preferred stock warrant and contingent shares liability	512	—
Non-cash interest expense	47	94
Stock-based compensation	366	26
Allowance for credit losses	109	(7)
Loss on debt extinguishment	171	3,613
Non-cash lease expense	167	—
Accretion of interest on marketable securities	(7)	—
Changes in operating assets and liabilities:
Accounts receivable	(16,535)	(1,049)
Inventory	(11,780)	(2,313)
Prepaid expenses and other assets	(1,175)	(132)
Accounts payable	14,815	155
Accrued expenses and other liabilities	407	244
Deferred revenue	486	400
Warranty liability	275	35
Deferred rent	—	(135)
Operating lease liabilities	(149)	—
Net cash used in operating activities	$(5,087)	$(4,654)
Cash flows from investing activities:
Purchase of marketable securities	$(10,068)	$—
Acquisition of fSight	55	—
Purchase of intangible assets	(450)	—
Purchase of property and equipment	(192)	(250)
Net cash used in investing activities	$(10,655)	$(250)
Cash flows from financing activities:
Proceeds from Convertible Promissory Note	$50,000	$—
(Repayment) proceeds from Series 2022-1 Notes	(20,833)	25,000
Repayment of Senior Bonds	—	(10,000)
Payment of debt issuance costs	(100)	(3,473)
Payment of deferred issuance costs related to future equity issuance	(527)	—
Proceeds from exercise of stock options	91	17
Net cash provided by financing activities	28,631	11,544
Net increase in cash and restricted cash	12,889	6,640
Cash, cash equivalents, and restricted cash at beginning of period	37,717	7,474
Cash, cash equivalents, and restricted cash at end of period	$50,606	$14,114

	Three Months Ended March 31,
(in thousands)	2023	2022
Supplemental schedule of non-cash investing and financing activities:
Deferred issuance costs related to future equity issuance in accrued expenses and accounts payable	$174	$—
Financing costs in accounts payable	257	—
Operating lease right of use assets obtained in exchange for operating lease liabilities	1,266	—
Property plant and equipment in accounts payable	1,026	—
Equity issued for fSight acquisition	10,078	—
Contingent shares liability from acquisition	1,990	—
Unrealized gain resulting from change in fair value of marketable securities	$14	$—

See accompanying notes to unaudited condensed consolidated interim financial statements.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

1.	Nature of Operations

Tigo Energy, Inc. (“Tigo”) was incorporated in Delaware in 2007 and commenced operations in 2010. Tigo provides a solution designed to maximize the energy output of individual solar modules, delivering more energy, active management, and enhanced safety for utility, commercial, and residential solar arrays. Tigo is headquartered in Campbell, California with offices in Europe, Asia and the Middle East.

Entry into a Material Definitive Agreement

On December 5, 2022, Roth CH Acquisition IV Co., a Delaware corporation (“ROCG”), Roth IV Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of ROCG (“Merger Sub”), and the Company, entered into an Agreement and Plan of Merger, as amended on April 6, 2023 (the “Merger Agreement”), pursuant to which, among other transactions, on May 23, 2023 (the “Closing Date”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of ROCG (the Merger, together with the other transactions described in the Merger Agreement, the “Business Combination”).

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ROCG is expected to be treated as the “acquired” company and Tigo Energy, Inc. considered the “acquiree” for financial reporting purposes. At the Closing, the Company received net cash consideration of $2.2 million as a result of the reverse recapitalization after payment of issuance costs, consisting of advisory, legal and other professional fees, which will be recorded to additional paid-in capital as a reduction of proceeds.

Upon the Closing, (a) holders of the Company’s common stock received shares of ROCG common stock determined by application of the exchange ratio of 0.233335 (“Exchange Ratio”), which was based on the Company’s implied price per share prior to the Business Combination, (b) holders of the Company’s options and preferred stock warrants have the right to receive shares to be reserved for the potential future issuance of ROCG’s common stock upon the exercise of the respective options and warrants, and (c) all outstanding shares of the Company’s convertible preferred stock converted into shares of the Company’s common stock at the then-effective conversion rate as calculated pursuant to the Company’s Charter including net settlement of accrued dividends, as provided by the Merger Agreement.

Following the Merger, the shareholders of the Company held 96.9% of the combined company, and the shareholders of ROCG and sponsors held 3.1% of the combined company.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited condensed consolidated interim financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the unaudited condensed consolidated interim financial statements) considered necessary to present fairly Tigo’s consolidated financial position as of March 31, 2023 and its consolidated results of operations, cash flows, and convertible preferred stock and changes in stockholders’ deficit for the three months ended March 31, 2023 and 2022. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2023. The unaudited condensed consolidated interim financial statements, presented herein, do not contain all of the required disclosures under GAAP for annual consolidated financial statements. The condensed consolidated balance sheet as of December 31, 2022 has been derived from the audited consolidated balance sheet as of that date. The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the annual audited consolidated financial statements and related notes thereto for the year ended December 31, 2022.

Basis of Consolidation

The unaudited condensed consolidated interim financial statements include the accounts of Tigo and its wholly-owned subsidiaries: Tigo Energy Israel Ltd. and Foresight Energy, Ltd. (“fSight”) which are incorporated in Israel, in addition to Tigo Energy Italy SRL and Tigo Energy Systems Trading (Suzhou) Company, Limited which are incorporated in Italy and China, respectively (collectively, the “Company”). All intercompany transactions and balances have been eliminated in consolidation. The Company has determined the functional currency of the subsidiaries to be the United States (U.S.) dollar. The Company remeasures monetary assets and liabilities of its foreign operations at exchange rates in effect at the balance sheet date and nonmonetary assets and liabilities at their historical exchange rates. Expenses are remeasured at the weighted-average exchange rates during the relevant reporting period. These remeasurement gains and losses are recorded in other (income) expense, net in the condensed consolidated statements of operations and comprehensive income (loss) and were not material for the periods ended March 31, 2023 and 2022.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

Reclassification

Certain prior period amounts in the unaudited condensed consolidated financial statements and accompanying notes have been reclassified to conform to the current period’s presentation.

Liquidity and Going Concern

The Company follows the provisions of FASB ASC Topic 205-40, Presentation of Financial Statements—Going Concern, which requires management to assess Tigo’s ability to continue as a going concern within one year after the date the unaudited condensed consolidated interim financial statements are issued.

The Company has historically incurred recurring net losses and negative cash flows from operating activities and has an accumulated deficit of $55.3 million at March 31, 2023. Management believes that with the existing cash, cash equivalents, and marketable securities as of March 31, 2023, and an increasing customer base, as well as proper management of expenditures, Tigo has sufficient resources to sustain operations through May 2024. However, there is no certainty that management will be successful in these efforts and, if Tigo requires additional debt or equity financing, there is no assurance that it will be available at terms acceptable to Tigo, or at all.

Cash and Cash Equivalents

The Company’s cash and cash equivalents include short-term highly-liquid investments with an original maturity of 90 days or less when purchased and are carried at fair value in the accompanying condensed consolidated balance sheets. The Company considers all highly-liquid investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consists of investments in a money market funds.

Marketable Securities

The Company’s marketable securities consist of investments in U.S. agency securities and corporate bonds that are classified as available-for-sale. The securities are carried at fair value with the unrealized gains and losses included in accumulated other comprehensive income, a component of stockholders’ deficit. Realized gains, losses, and declines in value determined to be other than temporary are included in the Company’s unaudited condensed consolidated statements of operations and comprehensive income (loss).

Business Combinations

The Company accounts for business combinations under ASC Topic 805, Business Combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The fair values assigned, defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between willing market participants, are based on estimates and assumptions determined by management. These valuations require the Company to make significant estimates and assumptions, especially with respect to intangible assets. The Company records the excess consideration over the aggregate fair value of tangible and intangible assets, net of liabilities assumed, as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are included as of and subsequent to the acquisition date.

If the initial accounting for a business combination is incomplete by the end of a reporting period that falls within the measurement period, the Company reports provisional amounts in the unaudited condensed consolidated interim financial statements. During the measurement period, the provisional amounts recognized at the acquisition date will be adjusted to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date and the Company records those adjustments in the unaudited condensed consolidated interim financial statements.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets acquired in addition to liabilities assumed arising from the business combination. Initially the Company measures goodwill based upon the value of the consideration paid plus or minus net assets assumed. The goodwill arising from the Company’s acquisition is attributable to the value of the potential expanded market opportunity with new customers. The goodwill balance as of March 31, 2023 relates to the Company’s purchase of fSight.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

Intangible assets have either an identifiable or indefinite useful life. Intangible assets are recorded at cost or when acquired as part of a business combination at estimated fair value. Intangible assets with identifiable useful lives are amortized on a straight-line basis over their economic or legal life, whichever is shorter. The Company’s amortizable intangible assets consist primarily of patents, trade names, developed technology, and customer relationships. The useful life of these intangible assets range from 3 to 10 years.

Goodwill is not amortized but is subject to annual impairment testing unless circumstances dictate more frequent assessments. The Company will perform an annual impairment assessment for goodwill and more frequently whenever events or changes in circumstances indicate that the fair value of the asset may be less than the carrying amount.

Fair Value of Financial Instruments

The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurement based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with those financial instruments. The three-level hierarchy for fair value measurement is defined as follows:

●	Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.

●	Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Revenue Recognition

The Company follows ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”) for revenue recognition. In accounting for contracts with customers:

The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company’s primary source of revenue is the sale of its hardware products. The Company’s hardware products are fully functional at the time of shipment and do not require modification or customization for customers to use the products. The Company sells its products primarily to distributors that resell the Company’s products to end users. Distributors do not have general rights of return and generally order goods for immediate resale to end customers. The Company uses present right to payment and transfer of title as indicators to determine the transfer of control to the customer. The Company recognizes revenue at a point in time when its performance obligation has been satisfied and control of the product is transferred to the customer, which generally aligns with shipping terms. Contract shipping terms include ExWorks (“EXW”), FOB Shipping Point and FOB Destination incoterms. Under EXW (meaning the seller fulfills its obligation to deliver when it makes goods available at its premises, or another specified location, for the buyer to collect), the performance obligation is satisfied and control is transferred at the point when the customer is notified that their order is available for pickup. Under FOB Shipping Point, control is transferred to the customer at the time the good is transferred to the shipper and under FOB Destination, at the time the customer receives the goods. The Company deduct sales returns to arrive at revenue, net. Sales tax and other similar taxes are excluded from revenues. The Company has made the election to account for shipping and handling as activities to fulfill the promise to transfer the product and as such records amounts charged to customers for shipping and handling as revenue and the related costs are included in cost of revenues.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

The Company typically incurs incremental costs to acquire customer contracts in the form of sales commissions; however, because the expected benefit from these contracts is one year or less, the Company expenses these amounts as incurred.

Product warranty costs are recorded as expense to cost of revenue based on customer history, historical information and current trends.

Sales of the Company’s hardware products include the Company’s web-based monitoring service which represents a separate performance obligation. Monitoring service revenue represented less than 1% of the total revenue, net during the three months ended March 31, 2023 and 2022. The allocation of revenue between the hardware and monitoring service deliverables is based on the Company’s best estimate of the standalone selling price determined by considering multiple factors, including internal costs, gross margin and historical selling practices. Revenue from the monitoring service is recognized ratably as the services are performed over the period of the monitoring service, up to 20 years.

Deferred revenue or contract liabilities consists of payments received from customers in advance of revenue recognition for the Company’s products and service. The current portion of deferred revenue represents the unearned revenue that will be earned within 12 months of the balance sheet date. Correspondingly, noncurrent deferred revenue represents the unearned revenue that will be earned after 12 months from the balance sheet date.

The following table summarizes the changes in deferred revenue:

	Three Months Ended March 31,
	(Unaudited)
(in thousands)	2023	2022
Balance at the beginning of the period	$1,122	$232
Deferral of revenue	12,198	2,285
Recognition of unearned revenue	(11,712)	(1,666)
Balance at the end of the period	$1,608	$851

As of March 31, 2023, the Company expects to recognize $1.6 million from remaining performance obligations over a weighted average term of 1.7 years.

The Company recognized approximately $0.7 million and $0.2 million in revenue that was included in the beginning contract liabilities balance during the three months ended March 31, 2023 and 2022, respectively.

Net Income (Loss) Per Common Share

Basic net income (loss) per share of common stock is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during each period, without consideration for potential dilutive shares of common stock. Diluted net income (loss) per share of common stock is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method and if-converted method, as applicable. Basic and diluted net income (loss) per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities, which include convertible preferred stock.

Under the two-class method, net income (loss) is adjusted by the difference between the fair value of consideration transferred and the carrying amount of convertible preferred stock during periods where the Company redeems its convertible preferred stock. The remaining earnings (undistributed earnings) are allocated to common stock and each series of convertible preferred stock to the extent that each preferred security may share in earnings as if all of the earnings for the period had been distributed. The total earnings allocated to common stock is then divided by the number of outstanding shares to which the earnings are allocated to determine the earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the convertible preferred stock have no obligation to fund losses.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

The following table sets forth the computation of basic and diluted net income (loss) per share to common stockholders:

	Three Months Ended March 31,
	(Unaudited)
(in thousands, except share and per share data)	2023	2022
Basic net income (loss) per common share calculation:
Net income (loss) attributable to common stockholders	$4,758	$(6,487)
Less: undistributed earnings to participating shareholders	(4,176)	—
Net income (loss) attributable to common stockholders - basic	582	(6,487)
Weighted-average shares of common stock outstanding – basic	27,779,209	20,624,803
Net income (loss) per share of common stock, basic	$0.02	$(0.31)

Diluted net income (loss) per common share calculation:
Net income (loss) attributable to common stockholders - diluted	$582	$(6,487)
Weighted-average shares of common stock outstanding, basic	27,779,209	20,624,803
Stock options	13,532,987	—
Warrants	5,852,334	—
Weighted-average shares of common stock, diluted	47,164,530	20,624,803
Net income (loss) per share of common stock - diluted	$0.01	$(0.31)

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	As of March 31,
	(Unaudited)
	2023	2022
Convertible preferred stock	—	165,578,120
Convertible preferred stock warrants	—	1,185,599
Common stock warrants	758,891	8,208,682
Convertible promissory note	23,376,468	—
Stock options	1,367,000	17,604,360
	25,502,359	192,576,761

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses, which requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. This standard is effective for fiscal years beginning after December 15, 2022. The Company adopted the guidance using the modified retrospective approach as of January 1, 2023 which resulted in no cumulative effect adjustment to accumulated deficit and did not have a material impact on the Company’s unaudited condensed consolidated interim financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” This ASU removes specific exceptions to the general principles in Accounting Standards Codification (“ASC”) Topic 740, “Accounting for Income Taxes” (“Topic 740”) and simplifies certain GAAP requirements. ASU 2019-12 is effective for non-public business entities’ interim periods within those fiscal years, beginning after December 15, 2022. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective or prospective basis. Based on the Company’s assessment of this ASU, the Company has concluded it will not have a material impact on the accounting and disclosures for income taxes. However, once the one-year purchase price allocation adjustment period with fSight becomes final, the Company will reassess the impact of this ASU on the combined entity.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The standard is effective for the Company for reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company adopted annual reporting the guidance using the modified retrospective approach to apply the standard as of January 1, 2022, with no retrospective adjustments to prior periods on the Company’s annual consolidated financial statements and related notes thereto for the year ended December 31, 2022. As permitted under the new guidance, the Company elected the package of practical expedients, which allowed the Company to retain prior conclusions regarding lease identification, classification and initial direct costs. For the Company’s lease agreements with lease and non-lease components, the Company elected the practical expedient to account for these as a single lease component for all underlying classes of assets. Additionally, for short-term leases with an initial lease term of 12 months or less and with purchase options the Company is not reasonably certain will be exercised, the Company elected to not record ROU assets or corresponding lease liabilities on the Company’s consolidated balance sheet. See “Note 10. Leases” for additional information on our leases following the adoption of this standard.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

3.	Fair Value of Financial Instruments

The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis:

	Fair value measurement at reporting date using
(in thousands)	(Level 1)(1)	(Level 2)(2)	(Level 3)(3)
March 31, 2023 (Unaudited)
Assets:
Cash equivalents:
Money market funds	$15,015	$—	$—
Marketable securities:
Corporate bonds	$—	$8,830	$—
U.S. agency securities	$—	$1,259	$—
Liabilities:
Preferred stock warrant liability	$—	$—	$1,814
Contingent shares liability	$—	$—	$2,196
December 31, 2022 (Audited)
Liabilities:
Preferred stock warrant liability	$—	$—	$1,507

(1)	Level 1 fair value estimates are based on quoted prices in active markets for identical assets or liabilities.
(2)	Level 2 fair value estimates are based on observable inputs other than quoted prices in active markets for identical assets and liabilities or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
(3)	Level 3 fair value estimates are based on unobservable inputs not observable in the market. The Company utilized the Black-Scholes options pricing model to fair value the preferred stock warrant liability.

The following is a summary of the changes in fair value of the Company’s marketable securities as of March 31, 2023:

(in thousands)	Cost	Unrealized gain	Unrealized loss	Fair value
Available-for-sale marketable securities:
Current assets
Corporate bonds	$4,712	$12	$(3)	$4,721
U.S. agency securities	626	4	$-	630
Total	5,338	16	(3)	5,351
Long-term assets
Corporate bonds	4,113	7	(11)	4,109
U.S. agency securities	624	5	-	629
Total	4,737	12	(11)	4,738
Total available-for-sale marketable securities	$10,075	$28	$(14)	$10,089

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

As of March 31, 2023, available-for-sale securities consisted of investments that mature within approximately one to three years.

The fair value of the preferred stock warrants was calculated using the Black-Scholes option pricing model and is revalued to fair value at the end of each reporting period until the earlier of the exercise or expiration of the preferred stock warrants. The fair value of the warrant liabilities is estimated using the Black-Scholes option pricing model using the following assumptions:

As of
	March 31, 2023	December 31, 2022
	(Unaudited)	(Audited)
Expected volatility	65% - 69%	70% - 76%
Risk-free interest rate	3.88% - 4.03%	4.22% - 4.34%
Expected term (in years)	2.1 - 2.7	2.4 -3.0
Expected dividend yield	—	—
Fair value of Series C convertible preferred stock	$2.15	$1.82

The table presented below is a summary of the changes in fair value of the Company’s preferred stock warrant liability (Level 3 measurement):

(in thousands)	Fair value of preferred stock warrant liability
Balance at January 1, 2022 (Unaudited)	$487
Change in fair value	1,020
Balance at December 31, 2022 (Audited)	1,507
Change in fair value	307
Balance at March 31, 2023 (Unaudited)	$1,814

During the three months ended March 31, 2023 and 2022, there were no transfers between Level 1, Level 2 and Level 3.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash, marketable securities, accounts receivable, accounts payable, and customer deposits approximate fair value due to their short-term nature. As of March 31, 2023, the fair value and carrying value of the Company’s Convertible Promissory Note (Note 6) was $50.6 million and $49.7 million, respectively. As of December 31, 2022, the fair value and carrying value of the Company’s Series 2022-1 Notes was $21.0 million and $20.6 million, respectively. The estimated fair value for the Company’s Convertible Promissory Note and Series 2022-1 Notes was based on discounted expected future cash flows using prevailing interest rates which are Level 3 inputs under the fair value hierarchy.

4.	Inventory, net

The major classes of inventory consisted of the following:

	March 31, 2023	December 31, 2022
(in thousands)	(Unaudited)	(Audited)
Raw materials	$1,051	$1,869
Work in process	31	31
Finished goods	35,760	23,293
Inventory reserve	(199)	(278)
Inventory, net	$36,643	$24,915

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

5.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2023	December 31, 2022
(in thousands)	(Unaudited)	(Audited)
Accrued vacation	$907	$829
Accrued compensation	940	624
Accrued interest	563	9
Accrued professional fees	2,103	2,502
Accrued warehouse and freight	195	143
Accrued other	343	275
Other current liabilities(1)	1,676	—
Accrued expenses and other current liabilities	$6,727	$4,382

(1)	Other current liabilities of $1.7M at March 31, 2023 are primarily related to the current portion of contingent shares liability related to the fSight acquisition. See “Note 12. Business Combinations”.

6.	Long-Term Debt

Long-term debt consisted of the following:

	March 31, 2023	December 31, 2022
(in thousands)	(Unaudited)	(Audited)
Convertible Promissory Note	$50,000	$—
Series 2022-1 Notes	—	20,833
Total	50,000	20,833
Less: unamortized debt issuance costs	(330)	(191)
Less: current portion	—	(10,000)
Long-term debt, net of unamortized debt issuance and current portion	$49,670	$10,642

Convertible Promissory Notes

On January 9, 2023, the Company entered into a convertible promissory note purchase agreement (“Note Purchase Agreement”) with L1 Energy Capital Management S.a.r.l in exchange for cash of $50.0 million (“Convertible Promissory Notes”). Outstanding borrowings under the Convertible Promissory Notes bear interest at a rate of 5.0% per year. The principal amount is due at the maturity date of January 9, 2026 and interest is payable semiannually beginning July 2023. As of March 31, 2023, there was $0.6 million of accrued interest in the condensed consolidated balance sheet.

Under the terms of the Note Purchase Agreement, the Convertible Promissory Note may be converted at the option of the note holder into the Company’s common stock or an equivalent equity instrument resulting from a public company event. The conversion price is based on a pre-money valuation divided by the aggregate number of the Company’s outstanding shares at the issuance date. The conversion price and number of conversion shares are subject to standard anti-dilution adjustments. Upon a change of control event the note holder may (i) convert the Convertible Promissory Note immediately prior to the event into the Company’s common stock at a conversion price equal to the lesser of the Convertible Promissory Note’s original conversion price or the price per share of the Company’s common stock implied by the change of control event transaction agreement or (ii) require the redemption of the Convertible Promissory Note in cash, including the payment of a make-whole amount of all unpaid interest that would have otherwise been payable had the Convertible Promissory Note remained outstanding through the maturity date. In addition, the note holder may accelerate the repayment of the Convertible Promissory Note upon an event of default and the maturity will automatically be accelerated in the event of the Company’s insolvency or bankruptcy.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

Future aggregate principal maturities of long-term debt are as follows as of March 31, 2023:

Years Ending December 31 (Unaudited) (in thousands):
2023 (Excluding the three months ended March 31, 2023)	$—
2024	—
2025	—
2026	50,000
$50,000

Series 2022-1 Notes

In January 2023, concurrently with the Convertible Promissory Note transaction, the Company repaid the Series 2022-1 Notes in full with the proceeds from the Convertible Promissory Note and wrote off $0.2 million of unamortized debt issuance costs related to the previously outstanding Series 2022-1 Notes, which are included in loss on debt extinguishment on the condensed consolidated statements of operations and comprehensive income.

Senior Bonds

In January 2022, concurrently with the Series 2022-1 Notes transaction, the Company repaid the Senior Bonds in full with the proceeds from the Series 2022-1 Notes and wrote off $0.5 million of unamortized debt issuance costs related to the previously outstanding Senior Bonds and $3.1 million of expenses related to lender fees on the Series 2022-1 Notes, which are included in loss on debt extinguishment on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

Net debt issuance costs are presented as a direct reduction of the Company’s long-term debt in the condensed consolidated balance sheets and amount to $0.3 million and $0.2 million as of March 31, 2023 and December 31, 2022, respectively. During the three months ended March 31, 2023 and 2022, the Company recorded amortization of $47,000 and $0.1 million, respectively, to interest expense pertaining to debt issuance costs.

7.	Commitments and Contingencies

Employment Agreements

The Company entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as defined in the respective employment agreements.

Legal

In the normal course of business, the Company may receive inquiries or become involved in legal disputes that are not covered by insurance. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties with which it enters into contractual relationships, including customers, lessors and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims.

The Company has also indemnified its Directors and executive officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a Director or executive officer.

The Company believes the estimated fair value of any obligation from these indemnification agreements is minimal; therefore, these unaudited condensed consolidated interim financial statements do not include a liability for any potential obligations at March 31, 2023.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

8.	Convertible Preferred Stock and Common Stock

At March 31, 2023, the Company is authorized to issue 203,504,244 shares of convertible preferred stock with a par value of $0.0001 per share which are classified outside of stockholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the control of the Company. As a result, all of the Company’s convertible preferred stock is classified as mezzanine equity.

Convertible preferred stock consists of the following at March 31, 2023 (Unaudited):

(in thousands, except for share data)	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series E	36,861,678	33,567,165	$40,770	$45,371
Series D	49,342,160	49,342,160	22,192	29,831
Series C-1	38,659,789	38,659,789	2,180	18,000
Series C	27,079,195	26,014,749	11,647	13,442
Series B-4	30,739,072	30,739,072	7,582	11,199
Series B-3	6,627,558	6,627,558	862	2,620
Series B-2	746,602	746,602	105	340
Series B-1	7,985,151	7,985,151	611	2,918
Series A-4	2,447,023	2,447,023	661	4,182
Series A-3	1,998,177	1,998,177	260	1,604
Series A-2	639,773	639,773	160	1,021
Series A-1	378,066	378,066	110	679
	203,504,244	199,145,285	$87,140	$131,207

The rights and privileges for the holders of Series E, Series D, Series C-1, Series C, Series B-4, Series B-3, Series B-2, Series B-1, Series A-4, Series A-3, Series A-2 and Series A-1 convertible preferred stock (collectively, preferred stock) are as follows:

Dividends

The holders of the Company’s capital stock will be entitled to receive, if and when declared by the Board of Directors, non-cumulative dividends paid pro-rata to the holders of common and preferred stock according to the number of shares of common stock held by each holder with the holders of preferred stock receiving dividends in preference to holders of common stock, with exception of the holders of Series E and Series D which are entitled to dividends as described below.

The holders of Series E are entitled to cumulative dividends and such dividends are payable only when and if declared by the Board of Directors at a rate of; $0.1526 per share for the first year following May 23, 2022 (“Series E Original Issue Date”), $0.1717 per share for the second year following the Series E Original Issue Date, $0.1931 per share for the third year following the original issue date, $0.2173 per share for the fourth year following the Series E Original Issue Date, and $0.1809 per share for the fifth year following the Series E Original Issue Date. For the three months ended March 31, 2023 the Series E dividends were $1.3 million. As of March 31, 2023 and December 31, 2022, the aggregate accruing dividends for Series E was $4.4 million and $3.1 million, respectively.

The holders of Series D are entitled to cumulative dividends and such dividends are payable only when and if declared by the Board of Directors at a rate of; $0.0580 per share for the first year following January 4, 2021 (“Series D Original Issue Date”), $0.0652 per share for the second year following the Series D Original Issue Date, $0.0734 per share for the third year following the Series D Original Issue Date, $0.0826 per share for the fourth year following the Series D Original Issue Date, and $0.0687 per share for the fifth year following the Series D Original Issue Date. For the three months ended March 31, 2023 and 2022, the Series D dividends were $0.9 million and $0.8 million, respectively. As of March 31, 2023 and December 31, 2022, the aggregate accruing dividends for Series D were $6.9 million and $6.0 million, respectively.

The number of shares of common stock held by holders of preferred stock for the purpose of dividends is the number of shares of common stock that would be issuable to preferred stockholders upon conversion. The Board of Directors has not declared any dividends through March 31, 2023.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

Voting

Holders of preferred stock are entitled to one vote for each share of common stock into which their shares may be converted and, subject to certain preferred stock class votes specified in the Company’s certificate of incorporation or as required by law, holders of the preferred stock and common stock vote together on an as-converted basis.

Liquidation Preference

The liquidation preference for each of series of convertible preferred stock are as follows:

	Per Share Liquidation Preference
Series E	$1.2208	*
Series D	$0.4639	*
Series C-1	$0.4656
Series C	$0.5167
Series B-4	$0.3646
Series B-3	$0.3953
Series B-2	$0.4554
Series B-1	$0.3646
Series A-4	$1.7089
Series A-3	$0.8026
Series A-2	$1.5962
Series A-1	$1.7970

*	In the event of a liquidation, Series E and Series D are also entitled to receive accrued dividends.

Each of the per share liquidation preference amounts are subject to adjustments upon the occurrence of certain dilutive events. In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or transfer of the Company’s securities whereby the beneficial owners of the Company’s common stock and preferred stock own less than a majority of the surviving entity, or a sale of all or substantially all assets, the holders of Series E as a separate class will be entitled to receive their respective full liquidation preference followed by Series D as a separate class, Series C-1 and Series C as a separate class then the holders of Series B-4 as a separate class, then the holders of Series B-3, Series B-2, Series B-1 as a separate class, and finally the holders of Series A-4, Series A-3, Series A-2 and Series A-1 as a separate class. If the Company’s legally available assets are insufficient to satisfy the preferred stock liquidation preferences in each class, the funds will be distributed ratably among the holders of that class.

Conversion

At the option of the holder, each share of preferred stock is convertible into shares of common stock on a one-for-one basis, as adjusted for stock splits and dividends and certain dilutive transactions. Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then applicable conversion ratio upon the closing of the sale of the Company’s common stock in a public offering with aggregate gross proceeds of at least $35.0 million, and the public offering price per share equals or exceeds $0.9278 per share.

Redemption

The preferred stock is not redeemable at the option of the holder.

Protective Provisions

The holders of preferred stock also have certain protective provisions. So long as at least 2,000,000 shares of preferred stock in the aggregate remain outstanding, the Company cannot, without the approval of over 50% of the voting power of preferred stock then outstanding voting as a single class on an as-if converted to common stock basis, take certain actions which include: (i) consummate a liquidation, dissolution or winding up of the Company; (ii) adversely alter, waive or affect the rights, preferences, privileges, or powers of, or restrictions of preferred stock or series thereof; (iii) increase or decrease the authorized number of shares of common stock or preferred stock, or series thereof; (iv) create a new class or series of security; or (vi) declare or pay any dividends or other distributions for preferred or common stock outstanding.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

So long as at least 2,000,000 shares of Series E remain outstanding, the Company cannot, without approval of the majority of such series of preferred stock, change the power, rights, preference or privileges of such series of preferred stock. So long as at least 2,000,000 shares of Series D remain outstanding the Company cannot, without approval of the majority of such series of preferred stock, change the power, rights, preference or privileges of such series of preferred stock. So long as at least 2,000,000 shares of Series C remain outstanding the Company cannot, without approval of the majority of the Board of Directors, change the power, rights, preference or privileges of Series C. So long as at least 2,500,000 shares of Series B-4 remain outstanding the Company cannot without approval of the majority of such series of preferred stock change the power, rights, preference or privileges of such series of preferred stock. So long as at least 3,300,000 shares of Series B-3, Series B-2 and Series B-1, cumulatively remain outstanding, the Company cannot without approval of the majority of such series of preferred stock, voting together as a single class, change the power, rights, preference or privileges of such series of preferred stock. So long as at least 1,000,000 shares of Series A-4, Series A-3, Series A-2 and Series A-1, cumulatively remain outstanding, the Company cannot, without approval of the majority of such series of preferred stock voting together as a single class, change the power, rights, preference or privileges of such series of preferred stock.

Convertible Preferred Stock Warrants

At March 31, 2023, warrants to purchase up to 1,064,446 shares of the Company’s Series C at an exercise price of $0.5167 per share with expiration dates of May 15, 2025 and December 23, 2025, were outstanding.

Common Stock

The holders of the common stock are entitled to one vote for each share of common stock held.

Common Stock Warrants

At March 31, 2023, warrants to purchase up to 8,208,682 shares of the Company’s common stock at an exercise price of $0.5167 per share with an expiration date of January 31, 2027 were outstanding.

9.	Stock-Based Compensation

The Company adopted the 2008 Stock Plan (“2008 Plan”) under which it may issue stock options to purchase shares of common stock, and award restricted stock and stock appreciation rights to employees, Directors and consultants. The 2008 Plan expired in March 2018 and all award issuance therefore ceased. Options generally vest over a four-year period with a one-year cliff. The option term is no longer than five years for incentive stock options for which the grantee owns greater than 10% of the Company’s capital stock and no longer than 10 years for all other options. The Company has a repurchase option on unvested restricted stock exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason. The Company’s repurchase right lapses in accordance with the vesting terms. Through March 31, 2023, there have been no exercises of common stock options prior to the vesting of such options. Options outstanding under the 2008 Plan will remain outstanding until they are exercised, canceled or expire.

In May 2018, the Company adopted the 2018 Stock Plan (“2018 Plan”) under which the Company may issue stock options to purchase shares of common stock, and award restricted stock and stock appreciation rights to employees, Directors and consultants.

Under the 2018 Plan, the Board of Directors may grant incentive stock options or nonqualified stock options. Incentive stock options may only be granted to Company employees. The exercise price of incentive stock options and nonqualified stock options cannot be less than 100% of the fair value per share of the Company’s common stock on the grant date. If an individual owns more than 10% of the Company’s outstanding capital stock, the price of each share incentive stock option will be at least 110% of the fair value. Fair value is determined by the Board of Directors. Options generally vest over a four-year period with a one-year cliff. The option term is no longer than five years for incentive stock options for which the grantee owns greater than 10% of the Company’s capital stock and no longer than 10 years for all other options. The Company has a repurchase option on unvested restricted stock exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason. The Company’s repurchase right lapses in accordance with the vesting terms. Through March 31, 2023, there have been 6,250 exercises of common stock options prior to the vesting of such options.

Collectively, the 2008 Stock Plan and the 2018 Stock Plan are referred to as “the Plans”. The Company has reserved 715,483 shares of common stock for future issuance under the Plans.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

The Company measures stock-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company recorded stock-based compensation expense in the following expense categories in its accompanying condensed consolidated statements of operations and comprehensive income (loss):

	Three Months Ended March 31, (Unaudited)
(in thousands)	2023	2022
Research and development	$49	$6
Sales and marketing	173	4
Cost of sales	22	2
General and administrative	122	14
Total stock-based compensation	$366	$26

Stock Options

The following table summarizes stock option activity for the Plan for the three months ended March 31, 2023 (unaudited):

	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)
Outstanding at December 31, 2022 (Audited)	18,270,912	$0.25	6.07
Granted	1,367,000	$1.80
Exercised	(596,080)	$0.14
Cancelled	(231,901)	$0.53
Outstanding at March 31, 2023	18,809,931	$0.37	5.91
Exercisable at March 31, 2023	18,801,181	$0.37	5.91
Vested and expected to vest at March 31, 2023	18,809,931	$0.37	5.91

At March 31, 2023, the aggregate intrinsic value of outstanding options and exercisable options was $27.0 million. There were 1,367,000 stock options granted during the three months ended March 31, 2023. The weighted average grant date fair value options granted during the three months ended March 31, 2023 was $1.80.

The aggregate intrinsic value of options exercised was $1.0 million and $42,000 for the three months ended March 31, 2023 and 2022, respectively. As of March 31, 2023, the total unrecognized compensation expense related to unvested stock option awards was $4.7 million, which the Company expects to recognize over a weighted-average period of 3.2 years.

The fair value of options is estimated using the Black-Scholes option pricing model, which takes into account inputs such as the exercise price, the value of the underlying common stock at the grant date, expected term, expected volatility, risk-free interest rate and dividend yield. The fair value of each grant of options was determined using the methods and assumptions discussed below.

●	The expected term of employee options with service-based vesting is determined using the “simplified” method, as prescribed in the U.S. Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of nonemployee options is equal to the contractual term.

●	The expected volatility is based on historical volatilities of similar entities within the Company’s industry which were commensurate with the expected term assumption as described in SAB No. 107.

●	The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

●	The expected dividend yield is 0% because the Company has not historically paid, and does not expect for the foreseeable future to pay, a dividend on its common stock.

●	As the Company’s common stock has not historically been publicly traded, its Board of Directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

The fair value of each option was estimated on the date of grant using the weighted average assumptions in the table below:

Three Months Ended March 31, (Unaudited)
2023
Expected volatility	71.2%
Risk-free interest rate	3.9%
Expected term (in years)	6.0
Expected dividend yield	—%

10.	Leases

Operating Leases

As a lessee, the Company currently leases office space and vehicles in the United States, Italy, Israel, China, and Thailand. All of the Company leases are classified as operating leases. The Company has no leases classified as finance or sales-type leases. For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of lease payments over the term. Many of its leases include rental escalation clauses, renewal options and/or termination options that are factored into the Company’s determination of lease payments.

When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of its leases do not provide a readily determinable implicit rate. Therefore, the Company must estimate its incremental borrowing rate to discount the lease payments based on information available at lease commencement. The majority of the Company’s leases have remaining lease terms of one to seven years, some of which include options to extend the leases for up to eight years, and some of which include options to terminate the leases within one year.

The components of lease expense are as follows (in thousands):

Three Months Ended March 31,
2023
(in thousands)	(Unaudited)
Operating lease costs	$194
Variable lease costs	62
Total lease cost	$256

Other information related to leases was as follows:

Three Months Ended March 31,
2023
Supplemental Cash Flows Information (in thousands)	(Unaudited)
Cash paid for amounts included in the measurement of lease liabilities	$174

	March 31, 2023	December 31, 2022
	(Unaudited)	(Audited)
Weighted average remaining lease term (years)	3.7	2.7
Weighted average discount rate	5.0%	5.4%

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

Future maturities of lease liabilities were as follows as of March 31, 2023:

Operating Leases
Years Ending December 31 (Unaudited) (in thousands):	(Unaudited)
2023 (Excluding the three months ended March 31, 2023)	$652
2024	866
2025	359
2026	348
2027	340
Thereafter	145
Total future minimum lease payments	$2,710
Less: imputed interest	253
Present value of lease liabilities	$2,457

11.	Goodwill and Intangible Assets

The Company recorded $12.0 million of goodwill related to the acquisition of fSight during the three months ended March 31, 2023. As of March 31, 2023 the Company had a goodwill balance of $12.0 million.

The Company’s intangible assets by major asset class are as follows:

	March 31, 2023
	(Unaudited)
(in thousands, except for useful life amounts)	Useful Life (Years)	Cost	Accumulated Amortization	Net Book Value
Amortizing:
Trade name	3	$10	$(1)	$9
Patents	4 - 13	450	(12)	438
Customer relationships and other	10	170	(3)	167
Developed technology	10	1,820	(30)	1,790
Total intangible assets		$2,450	$(46)	$2,404

As of December 31, 2022 the Company did not have any intangible assets.

The Company recognized amortization expense related to acquired intangible assets of $46,000 for the three months ended March 31, 2023 and none for the three months ended March 31, 2022. Amortization expense is included in general and administrative expenses in the condensed consolidated statements of operations and comprehensive income (loss).

Amortization expense related to intangible assets at March 31, 2023 in each of the next five years and beyond is expected to be incurred as follows (in thousands):

Years Ending December 31 (Unaudited) (in thousands):	(unaudited)
2023 (Excluding the three months ended March 31, 2023)	$205
2024	274
2025	274
2026	271
2027	262
Thereafter	1,118
$2,404

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

12.	Business Combinations

On January 27, 2023 (“Closing Date”), the Company acquired 100% of the equity interests of fSight. The results of fSight’s operations have been included in the unaudited condensed consolidated interim financial statements since the Closing Date. fSight primarily focuses on developing and marketing a software as a service platform, based on artificial intelligence for the smart management of electrical energy. The acquisition expands the Company’s ability to leverage energy consumption and production data for solar energy producers, adding a prediction platform that provides actionable system performance data, from the grid down to the module level.

Under the terms of the purchase agreement, total consideration consisted of 5,598,751 shares of the Company’s common stock issued at closing with a fair value of approximately $10.1 million, 737,233 shares of the Company’s common stock with a fair value of approximately $1.3 million to be issued 12 months from closing and 368,617 shares of the Company’s common stock with a fair value of approximately $0.7 million to be issued 18 months from closing (collectively “contingent shares”). The transaction was accounted for as a business combination pursuant to ASC Topic 805, Business Combinations, using the acquisition method of accounting and in conjunction with the acquisition, the Company recognized $0.1 million of acquisition-related costs during the three months ended March 31, 2023, which were expensed as incurred in the condensed consolidated statement of operations and comprehensive income (loss). The contingent shares were recorded as a liability at a fair value of approximately $2.0 million on the Closing Date based on the fair value of the Company’s common stock at the Closing Date. The current portion of the contingent shares liability is recorded in accrued expenses and other current liabilities and the non-current portion of the contingent shares liability is recorded in other long-term liabilities within the condensed consolidated balance sheet. At March 31, 2023, the liability was revalued to $2.2 million based upon the Company’s common stock fair value per share on March 31, 2023. The $0.2 million change in fair value was recorded as change in fair value of preferred stock warrant and contingent shares liability for the three months ended March 31, 2023.

The following table summarizes the provisional fair values of the identifiable assets acquired and liabilities assumed at the date of the acquisition:

As of January 27, 2023
(in thousands)	(Unaudited)
Consideration transferred:
Fair value of common stock issued	$10,078
Fair value of contingent shares	1,990
Total consideration	$12,068

Assets Acquired
Cash and cash receivables	$55
Accounts receivable	117
Property and equipment	9
Intangibles assets	2,000
Goodwill	11,996
Total assets acquired	$14,177
Liabilities Assumed
Accounts payable	$418
Accrued Expenses	294
Convertible loans	527
Other current liabilities	89
Other long-term liabilities	781
Net assets acquired	$12,068

The amounts above represent the Company’s provisional fair value estimates related to the acquisition as of January 27, 2023 and are subject to subsequent adjustments as additional information is obtained during the applicable measurement period. The primary areas of estimates that are not yet finalized include certain tangible assets acquired and liabilities assumed, as well as the identifiable intangible assets. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based on their acquisition date estimated fair values. Accounts receivable and property and equipment acquired were not material in size or scope, and the carrying amounts of these assets represented their fair value. The identifiable intangible assets consist of trade names, developed technology, and customer relationships which were assigned fair values of approximately $10,000, $1.8 million and $0.2 million, respectively. The trade names, developed technology, and customer relationships are all being amortized on a straight-lined basis over 3, 10, and 10 years, respectively.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

The trade names were valued using the relief from royalty method, the developed technology was valued using the multiperiod excess earnings method and the customer relationships were valued using the distributor method. Each method requires several judgments and assumptions to determine the fair value of intangible assets, including revenue growth rates, discount rates, earnings before interest, taxes, depreciation, and amortization margins, and tax rates, among others. These nonrecurring fair value measurements are Level 3 measurements within the fair value hierarchy.

Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets acquired in addition to liabilities assumed arising from the business combination. The Company believes the goodwill related to the acquisition was attributable to the expected synergies, value of the assembled workforce, and the collective experience of the management team with regards to its operations, customers, and industry.

Supplemental Pro Forma Information (Unaudited)

The selected financial data with respect to the revenue and earnings on a pro forma consolidated basis as if the acquisition of fSight occurred on January 1, 2022 has been omitted as it was impracticable to make the necessary adjustments to prepare the acquired entity’s financial statements in accordance with GAAP for the year ended December 31, 2022 in a timely manner as the acquired entity was a privately held international organization for which financial statements were not prepared under GAAP.

Supplemental Information of Operating Results (Unaudited)

For the three months ended March 31, 2023, the Company’s unaudited condensed consolidated interim statement of operations included net revenues of $0.1 million and a net loss of $0.3 million attributable to fSight for the period beginning January 1, 2023 through March 31, 2023.

13.	Income Taxes

The income tax provision is calculated for an interim period by distinguishing between elements recognized in the income tax provision through applying an estimated annual effective tax rate (the “ETR”) to a measure of year-to-date operating results referred to as “ordinary income (or loss),” and discretely recognizing specific events referred to as “discrete items” as they occur. The income tax provision or benefit for each interim period is the difference between the year-to-date amount for the current period and the year-to-date amount for the period prior. Under ASC 740-270-30-36, entities subject to income taxes in multiple jurisdictions should apply one overall ETR instead of separate ETRs for each jurisdiction when calculating the interim-period income tax or benefit related to ordinary income (or loss) for the year-to-date interim period, except in certain circumstances. The Company’s effective tax rates for the three months ended March 31, 2023, and 2022 differ from the federal statutory rate of 21% principally as a result of valuation allowances expected to be applied to net operating loss carryforwards which will not meet the threshold for recognition as deferred tax assets.

14.	Related Party Transactions

Series C-1 Convertible Preferred Stock

The Series C-1 convertible preferred stock (Note 8) were issued to certain existing shareholders.

Note Receivable from Related Parties and Related Party Payable

As of March 31, 2022, there was $0.1 million of full recourse promissory notes from the Company’s Chief Executive Officer and former Directors. The full recourse promissory notes were forgiven in December 2022.

15.	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through May 30, 2023, the date at which the unaudited condensed consolidated interim financial statements were available to be issued, and there are no other items requiring disclosure except for the following.

On December 5, 2022, the Company entered into a definitive agreement and plan of merger with Roth CH Acquisition IV Co. (“ROCG”), a publicly traded special purpose acquisition company. The transactions contemplated by the terms of the definitive agreement were completed on May 23, 2023. The Company began trading on the NASDAQ Stock Exchange under the new ticker symbol “TYGO” on May 24, 2023. Upon consummation of the transactions with ROCG, the holders of Series E and Series D became entitled to their cumulative dividends totaling $12.6 million (“Note 8. Convertible Preferred Stock and Common Stock”). Additionally, the Company paid $1.8 million to certain sponsors of ROCG to purchase 1,645,000 shares of ROCG common stock and 424,000 Private Placement Units and such purchased equity was cancelled on the books and records of ROCG at the effective time of the transaction. See Note 1 for additional information on the transaction.